Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

MCE Technologies, Inc. and Subsidiaries

Years ended December 31, 2000, 2001 and 2002

with Report of Independent Auditors

MCE Technologies, Inc. and Subsidiaries

Consolidated Financial Statements

Years ended December 31, 2000, 2001 and 2002

Report of Independent Auditors

Board of Directors

MCE Technologies, Inc.

We have audited the consolidated balance sheets of MCE Technologies, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCE Technologies, Inc. and subsidiaries at December 31, 2001 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, MCE Technologies, Inc. adopted SFAS 142, Accounting for Goodwill and Other Intangible Assets in 2002.

/s/ ERNST & YOUNG LLP
Detroit, MI

April 3, 2003, with the exception of Note 3, which is
April 16, 2003

MCE Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets
(In Thousands, except share data)

	December 31
	2001	2002
Assets
Current assets:
Cash	$89	$436
Accounts receivable:
Trade, net of allowance for doubtful accounts of $276 and $144	12,269	8,456
Other	1,146	161
	13,415	8,617
Inventories:
Finished products	3,059	2,190
Products in process	4,072	2,170
Raw materials	8,991	4,816
	16,122	9,176

Refundable income taxes	382	4,271
Other current assets	526	438
Assets of business held for sale	—	2,349
Deferred taxes	1,351	1,284
Total current assets	31,885	26,571

Property and equipment:
Land	1,173	1,173
Buildings and leasehold improvements	6,063	5,873
Machinery and equipment	15,706	14,321
Furniture and fixtures	1,199	1,062
	24,141	22,429
Accumulated depreciation	(10,465)	(11,963)
	13,676	10,466

Goodwill, net of accumulated amortization of $8,825 and $7,907	18,740	12,102
Other intangibles, net of accumulated amortization of $3,949 and $4,487	7,993	6,628
Other assets	69	65

Total assets	$72,363	$55,832

	December 31
	2001	2002
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,731	$1,626
Accrued compensation and other benefits	3,277	1,997
Accrued income taxes	9	—
Customer advances	3,326	3,022
Other accrued expenses	3,154	1,500
Current portion of long term debt	3,549	2,116
Liabilities of business held for sale	—	2,402
Total current liabilities	16,046	12,663

Long term liabilities:
Long term debt, excluding current portion:
Borrowings under revolver	7,919	4,777
Senior debt, less current portion	18,591	16,475
Subordinated notes	2,817	3,227
	29,327	24,479
Other liabilities:
Deferred taxes	2,583	1,722
Other	1,922	2,868
	4,505	4,590

Warrants	16,909	6,309

Shareholders’ equity:
Redeemable preferred stock, authorized, issued and outstanding 4,326 shares	4,000	4,326
Preferred stock, without par value: Authorized shares - 10,000,000 No shares issued and outstanding	—	—
Common stock, $.01 stated value: Authorized shares - 100,000,000 Issued and outstanding shares - 21,075,180 and 21,001,455	211	210
Additional paid-in capital	8,763	8,623
Accumulated deficit	(6,394)	(4,768)
Accumulated other comprehensive loss	(1,004)	(600)
Total shareholders’ equity	5,576	7,791
Total liabilities and shareholders’ equity	$72,363	$55,832

See accompanying notes.

MCE Technologies Inc. and Subsidiaries

Consolidated Statements of Operations
(In Thousands)

	Years ended December 31
	2000	2001	2002

Net sales	$86,249	$86,156	$64,393
Cost of products sold	46,483	46,943	40,577
Gross profit	39,766	39,213	23,816

Selling, general and administrative expenses	19,048	16,555	14,642
Research and development	4,415	7,254	5,866
Amortization	2,354	2,354	829
Restructuring charges (credit)	(496)	—	268

Income from operations	14,445	13,050	2,211

Interest expense and other	5,931	3,279	2,170
Warrant expense (credit)	4,600	(3,619)	(10,600)

Income before income taxes, discontinued operations, and cumulative effect of change in accounting principle	3,914	13,390	10,641
Income tax expense	3,493	3,662	223
Income before discontinued operations and
cumulative effect of change in accounting principle	421	9,728	10,418

Income (loss) from discontinued operations, net of taxes	492	(2,380)	(8,306)
Cumulative effect of change in accounting for warrants	—	(6,066)	—

Net income	$913	$1,282	$2,112

See accompanying notes.

MCE Technologies, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity
(In Thousands, except share data)

	Redeemable Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

Balance at January 1, 2000	$3,573	$210	$8,455	$(7,522)	$(29)	$4,687

Net income for 2000				913		913
Minimum pension liability adjustment (net of taxes of $18)					(27)	(27)
Currency translation adjustments (net of taxes $235)					(470)	(470)
Total comprehensive income						416
Issuance of common stock (130,500 shares)		1	377			378
Dividend on preferred stock				(320)		(320)
Accretion of discount on preferred stock	284			(284)		—
Balance at December 31, 2000	3,857	211	8,832	(7,213)	(526)	5,161

Net income for 2001				1,282		1,282
Minimum pension liability adjustment (net of taxes of $159)					(239)	(239)
Currency translation adjustments (net of taxes of $125)					(239)	(239)
Total comprehensive income						804
Redemption of common stock (25,300 shares)			(69)			(69)
Dividend on preferred stock				(320)		(320)
Accretion of discount on preferred stock	143			(143)		—
Balance at December 31, 2001	4,000	211	8,763	(6,394)	(1,004)	5,576

Net income for 2002				2,112		2,112
Minimum pension liability adjustment (net of taxes of $195)					(293)	(293)
Currency translation adjustments (net of taxes of $360)					697	697
Total comprehensive income						2,516
Redemption of common stock (73,725 shares)		(1)	(140)			(141)
Dividend on preferred stock				(160)		(160)
Preferred Stock in lieu of dividends	326			(326)		—
Balance at December 31, 2002	$4,326	$210	$8,623	$(4,768)	$(600)	$7,791

See accompanying notes.

MCE Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Years ended December 31
	2000	2001	2002
Operating activities
Net income from continuing operations	$421	$3,662	$10,418
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation	2,049	2,092	2,262
Amortization	2,354	2,354	829
Warrant expense (credit)	4,600	(3,619)	(10,600)
Cumulative effect of change in accounting for warrants	—	6,066	—
Restructuring and impairment charges (credit)	(496)	—	268
Deferred income taxes	(363)	(378)	(689)
Non-cash interest and other	806	690	463
Changes in operating assets and liabilities:
Accounts receivable	(7,897)	2,229	4,173
Inventories	(6,286)	1,333	4,924
Other assets	(144)	334	298
Customer advances	99	828	(304)
Income taxes	1,023	61	466
Payments for restructuring	(207)	—	—
Accounts payable, accrued expenses and other	5,955	(5,239)	(3,082)
Net cash provided by continuing operations	1,914	10,413	9,426

Income (loss) from discontinued operations	492	(2,380)	(8,306)
Net change in assets and liabilities of discontinued operations	2,556	340	6,814
Net cash provided by (used in) discontinued operations	3,048	(2,040)	(1,492)

Net cash provided by operating activities	4,962	8,373	7,934

Investing activities
Acquisition of MCE / DML Microwave Limited and related property and equipment	(2,737)	(197)	(71)
Purchases of property and equipment	(2,428)	(3,278)	(524)
Proceeds from sale of property and equipment	41	9	—
Net cash used in investing activities	(5,124)	(3,466)	(595)

Financing activities
Increase (decrease) in revolver, net	4,916	(324)	(3,142)
Payments of long term debt	(4,288)	(8,538)	(3,549)
Proceeds from long term debt	—	3,732	—
Proceeds from issuance of common stock	378	—	—
Redemption of common stock	—	(69)	(141)
Payment of dividends on preferred stock	(320)	(320)	(160)
Net cash provided by (used in) financing activities	686	(5,519)	(6,992)

Net increase (decrease) in cash	524	(612)	347
Cash at beginning of period	177	701	89
Cash at end of period	$701	$89	$436

See accompanying notes.

MCE Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2002

1. Organization and Significant Accounting Policies

Description of Business

MCE Technologies, Inc. and its wholly owned subsidiaries (collectively, the Company) design, manufacture and market a broad range of devices, components and subsystems that are used throughout mobile and fixed wireless communication infrastructure equipment and related test equipment applications. The Company’s products are also used in wireless broadband access, fiber optic networking, radar, military, and satellite applications. The Company’s products operate over the full range of frequencies that are commonly used in wireless communications transmissions, including radio frequencies, microwave frequencies and millimeter wave frequencies (collectively, RF).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and operations of the Company. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Inventories

Inventories are carried at the lower of cost or market using the first in, first out (FIFO) method. Generally, the Company maintains inventory excess and obsolescence reserves for raw material and finished goods inventory older than twenty-four months.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial reporting purposes. Estimated useful lives assigned to buildings, machinery and equipment, and furniture and fixtures range from 20-40 years, 3-7 years, and 5-10 years, respectively. Leasehold improvements are depreciated over the remaining life of the respective leases.

Goodwill and Other Intangible Assets

Effective January 1, 2002, the Company adopted Statement of Financial Standard No. 142, Goodwill and Other Intangible Assets, resulting in the discontinuance of amortization of goodwill. The adoption of this standard required the reclassification of the assembled workforce intangible asset, which had an unamortized balance of $550,000, and the related deferred tax liability of $216,000 to goodwill on January 1, 2002.  In addition, under the provisions of SFAS No. 142, the useful life of the tradename, which had an unamortized balance of $493,000 at January 1, 2002, is deemed indefinite upon adoption and will be subject to an annual impairment review.  The Company, with the assistance of an outside valuation firm, performed impairment tests of its goodwill as of January 1, 2002, the implementation date, and again at December 31, 2002.  The Company evaluated its goodwill recoverability based on a combination of an income method and a market method.  The results of the tests indicated that the goodwill was not impaired.

At December 31, the goodwill and other intangible assets, which resulted from acquisitions of the subsidiaries, consist of the following (in thousands):

	Estimated Useful Life	2001	2002

Goodwill-continuing operations, net		$11,684	$12,102
-discontinued operations, net		7,056	—
		18,740	12,102

Developed technology	10 years	$4,000	$4,000
Assembled work force	10 years	900	—
Tradename	Indefinite	800	800
Customer list	14 years	6,000	6,000
Other	5-6 years	242	315
		11,942	11,115
Accumulated amortization		(3,949)	(4,487)
		$7,993	$6,628

The Company expects that amortization expense for its intangible assets for each of the years between 2003 and 2007 will be approximately $829,000.

The following table provides earnings as if the Company had adopted SFAS 142 for all periods presented (in thousands):

	2000	2001

Reported income before cumulative effect of change in accounting principle	$913	$7,348
Add-back: Amortization of goodwill and indefinite lived intangible assets, net of taxes	1,233	1,233
Adjusted income before cumulative effect of change in accounting principle	$2,146	$8,581

Reported net income	$913	$1,282
Add-back: Amortization of goodwill and indefinite lived intangible assets, net of taxes	1,233	1,233
Adjusted net income	$2,146	$2,515

Warrants

On September 20, 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board issued EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (EITF 00-19). EITF 00-19 changes the accounting for the Company’s Series A-2 and Series B warrants (Note 4). Prior to the adoption of EITF 00-19, the Series A-2 and Series B warrants were not considered liabilities since they were convertible into common stock and only redeemable for cash upon a triggering event (e.g. an initial public offering or sale of the Company). Under EITF 00-19, the triggering event requirements result in the Series A-2 and Series B warrants being accounted for as liabilities. Subsequent to adoption, adjustments to the warrants fair value will be charged to earnings. The Company recorded the effect of adopting EITF 00-19 as a cumulative effect of a change in accounting principle on June 30, 2001. The non-taxable charge totaled $6,066,000 and was based on the Series A-2 and Series B warrants estimated fair value at June 30, 2001. The Series A-2 and Series B warrants have been classified as liabilities at December 31, 2001 and 2002 in accordance with EITF 00-19.

Due to the terms of the Series A-1 warrants, the warrants have been considered liabilities and marked to fair value through earnings since their issuance. Under the provisions of EITF 00-19, the Series A-1 warrants continue to be considered liabilities with the adjustment to fair value charged to earnings.

Comprehensive Income

The Company displays comprehensive income in the Consolidated Statements of Shareholders’ Equity. At December 31, 2000, 2001 and 2002, accumulated other comprehensive loss consisted of ($459,000), ($698,000) and ($1,000) of foreign currency translation adjustments, net of tax, respectively, and ($67,000), ($306,000) and $(599,000) of minimum pension liability adjustments, net of tax, respectively.

Advertising Expenses

The cost of advertising is expensed as incurred. The Company incurred advertising expenses of approximately $545,000, $659,000 and $527,000 in 2000, 2001 and 2002, respectively, which have been included in selling, general and administrative expenses in the accompanying financial statements.

Stock-Based Compensation

The Company has stock option plans that provide for the granting of a fixed number of shares to key employees, including employees who are directors of the Company, and non-employee directors of the Company on such terms and conditions as may be determined by the compensation committee of the board of directors. The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25).  Had compensation expense for these stock option grants been determined based on the fair value at the grant dates for awards under the stock option plans consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s pro forma net income would have been the following (in thousands):

	2000	2001	2002

Reported net income	$913	$1,282	$2,112
Less: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	—	(2,018)	—
Pro forma net income (loss)	$913	$(736)	$2,112

The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options.  The fair value for options is estimated as of the date of grant using a Black-Scholes option pricing model with the weighted average assumptions for risk-free interest rates ranging from 1.5% to 3.6%; no dividend yield; a minimal volatility factor; and a weighted average expected life of the options of 7 years.

The average estimated fair value of the options granted was $3,204,000. For purposes of this analysis, the extension of the option under the 1996 stock option plan in 2001 was treated as a new option grant.  For further discussion of Stock-Based Compensation, see Note 9.

Customer Advances

Customer advances primarily represent amounts received by the Company from one of its major customers. Such amounts will be applied against accounts receivable or paid on demand as requested by the customer.

Revenue Recognition

The Company recognizes revenue and estimated product returns when goods are shipped to customers.

Accounts Receivable

The Company records accounts receivable as its products are shipped to its customers.  The Company records accounts receivable reserves for known collectibility issues, as such issues relate to specific transactions or customer balances.

Shipping and Handling Costs

The Company records shipping and handling costs in “Cost of products sold” in the Consolidated Statement of Operations.

Interest Expense and Other

Interest expense and other includes interest cost on outstanding borrowings, the amortization of original issuance discounts and debt issuance costs and other costs related to financing and capital transactions. It also includes net foreign currency transaction losses of approximately $275,000 in 2000, net gains of approximately $9,000 in 2001, and net losses of approximately $8,000 in 2002.

Foreign Currency Translation and Transactions

The Company has wholly owned subsidiaries in the United Kingdom and the People’s Republic of China. Assets and liabilities of these subsidiaries are translated at year-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustments resulting from translating the financial statements of each subsidiary are reflected as a separate component of other comprehensive income/loss. Transaction gains or losses are reported in the statement of operations, under the caption “Interest expense and other.”

In December 2002, the Company elected to divest its United Kingdom subsidiary, MCE/DML Microwave Limited (formerly, DML Microwave Limited) (DML), and recorded the related cumulative translation adjustment of $14,000 existing at that time as a foreign currency transaction gain.

Reclassification

Certain amounts in 2001 and 2002 have been reclassified to conform with the current year presentation.

New Accounting Pronouncements

On October 3, 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.  SFAS 144 retains many of the fundamental provisions of SFAS 121.  SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (ABP 30), for the disposal of a segment of a business.  However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale.  The Company accounted for the closure and sale of its wholly-owned subsidiary, DML, under the provisions of this standard (see Note 2).

2. Discontinued Operations of DML

The Company acquired DML, its wholly owned subsidiary in the United Kingdom, in July, 1999.  DML was viewed as an opportunity to expand into the European market with an emphasis on the telecommunications segment of the microwave components market. DML performed to expectations in 2000.

During 2001, DML experienced a significant downturn in operating results.  This was primarily a result of sales to its major customer declining significantly.  The Company initially believed this downward trend to be temporary and believed that the revenues would return to normal levels in 2002.  In addition, the Company planned to pursue opportunities to expand its customer base in 2002. Based on these considerations, the Company remained committed to funding DML in early 2002.  However, in late 2002, after an additional decline in volumes as well as demands for price reductions from its major customers, the Company determined that the business risks associated with additional investment into the DML turnaround were too great. As a result, the Company’s board of directors made the decision in December 2002 to cease operations of DML and to hold the fixed assets and intellectual property of the operation for sale.

The Company has accounted for DML as a discontinued operation under the provisions of FASB No. 144 as the major assets of DML were held for sale at December 31, 2002.

The results of DML were as follows (in thousands):

	2000	2001	2002

Total revenue	$14,384	$6,151	$3,937
Income (loss) before income taxes	$705	$(2,438)	$(13,328)
Net income/(loss) from discontinued operations	$492	$(2,380)	$(8,306)

The 2002 loss from discontinued operations includes charges related to the impairment of fixed assets and goodwill of $218,000 and $7,659,000, respectively, and severance amounts of $597,000, provided in accordance with SFAS No. 112, Employers’ Accounting for Post employment Benefits, related to the termination of 48 employees.  The net loss is net of an income tax credit of $5,022,000.

The assets and liabilities associated with DML were recorded as current assets and current liabilities of the business held for sale in the accompanying balance sheet at December 31, 2002.  Current assets of the business held for sale consisted of the following at December 31, 2002 (in thousands):

	2001	2002

Accounts receivable	$909	$580
Inventories	2,020	481
Machinery and equipment	1,376	1,015
Goodwill	7,056	136
Other	166	137
	$11,527	$2,349

Current liabilities of the business held for sale consisted of the following at December 31, 2002 (in thousands):

	2001	2002

Accounts payable	$319	$882
Accrued severance	—	597
Other accrued liabilities	493	923
	$812	$2,402

DML represented a separate component of operations, and its cash flows and activities have been entirely eliminated from those of the Company’s continuing operations in the statement of cash flows for 2000, 2001 and 2002.

In 2003, the Company sold fixed assets and intellectual property for $349,000 and $136,000, respectively.  Fixed assets of $488,000 were transferred to other subsidiaries of the Company in March of 2003.  The Company ceased any further operations of DML in March 2003.

3. Long-Term Debt and Other Credit Arrangements

Long-term debt consists of the following (in thousands):

	December 31
	2001	2002

Revolver	$7,919	$4,777
Mortgage note	2,890	2,841
Term loan	19,250	15,750
Series B subordinated notes, net of $1,183 and $773 unamortized discount at December 31, 2001 and 2002, respectively	2,817	3,227
	32,876	26,595
Less current portion	(3,549)	(2,116)
	$29,327	$24,479

The Company has available a revolving credit note (the Revolver) and a term loan issued by two banks. As amended on September 30, 2002, the Revolver provides for borrowings by the Company of up to $12,500,000. Borrowings are limited to 85% of eligible domestic and 75% of eligible foreign accounts receivable and 40% of eligible inventory not to exceed $5,750,000.  The September 30, 2002 amendment put in place a new covenant requiring a minimum borrowing base availability of $3,000,000. At December 31, 2002, the amended Revolver allowed $10,279,000 of borrowings of which $4,777,000 was outstanding and $406,000 was used for letters of credit.  Net availability on the Revolver was $2,096,000 at December 31, 2002, after allowing for the $3,000,000 minimum borrowing base availability mentioned above.

The Revolver was again amended on April 16, 2003, and now provides for borrowings by the Company of up to $9,000,000.  Borrowings are limited to 85% of eligible domestic and 30% of eligible foreign accounts receivable and 25% of eligible inventory, with inventory advances not to exceed $4,000,000.  The minimum borrowing base availability covenant was reduced to $270,000.  Assuming the April 16, 2003 amendment had been in place at December 31, 2002, net availability would have been $2,351,000.  The Revolver has a maturity date of July 1, 2004.

On August 16, 2001, the Company’s term loan was amended to increase the amount borrowed by $3,500,000, the proceeds of which were used to repay the Company’s Series A subordinated notes which matured in July of 2001. On March 18, 2002, the Company’s term loan was amended again to reduce quarterly installments due on the term loan. Effective with this amendment, the term loan is payable in quarterly installments beginning May 1, 2002 as follows:  installments 1-4—$750,000; installments 5-8—$1,000,000; and installments 9-12—$1,250,000. On April 16, 2003, the Company’s term loan was amended again to reduce quarterly installments due on the term loan.  Effective with this amendment, the term loan is payable in quarterly installments beginning May 1, 2003 of $437,500.  Additionally, beginning in April 2004, the Company is required to pay annually a portion of its excess cash flow as defined in the agreement towards principal on the term loan.  All remaining amounts outstanding under the term loan are due at maturity on July 1, 2004.

The mortgage note is secured by the land and building of the Company’s Ann Arbor facility. The mortgage note is payable in monthly installments including interest at 7.5%, with a balloon payment due November 2004. On December 19, 2001, the Company refinanced the mortgage note to fund an expansion of office space in its corporate headquarters. The outstanding balance on the mortgage note was increased by $232,000. The monthly principal and interest installments were increased to $22,042, and the balloon payment due in November 2004 was increased to $2,740,000. All other terms and conditions remain the same.

In 1999, the Company issued the Series B subordinated notes, due in 2004. The notes were issued with warrants (Note 4). The values assigned to the warrants were recorded as a discount to the subordinated notes and are being amortized through the respective maturity date. The discount on the Series B subordinated notes is being amortized through July 2004 using the interest method. Such amortization is included in interest expense. Interest accreted quarterly on the Series B subordinated notes at 8% for the first two years, and payment of cash interest began in August 2001 and is payable quarterly through maturity. Accrued interest on the Series B subordinated notes of $702,000 as of December 31, 2001 and 2002, respectively, is included in “Other long term liabilities” in the accompanying balance sheet.

Maturities of long-term debt are as follows (in thousands):

2003	$2,116
2004 (includes $4,777 due under Revolver)	25,252
27,368
Discount on subordinated notes	(773)
$26,595

Borrowings under the Revolver and the term loan are secured by substantially all the domestic assets of the Company presently owned and acquired in the future and certain stock of the foreign subsidiaries of the Company which are not subject to other liens.

The Company has certain interest rate options on the advances on the Revolver and the term loan of a Eurodollar rate plus a margin as defined in the agreement. The average interest rate on the Revolver and the term loan at December 31, 2002 was approximately 4.4%.

The Company has available standby letters of credit of $5,000,000 and a swing line up to $5,000,000 to handle daily activity. Advances on the swing line and letters of credit reduce available borrowings under the Revolver. Outstanding letters of credit totaled $332,000 and $406,000 at December 31, 2001 and 2002, respectively.

The Company’s various debt agreements include, among other things, covenants relative to net worth and liabilities to net worth ratios. These covenants were amended as of September 30, 2002 and April 16, 2003.  The Company is in compliance with all financial covenants of the agreements, as amended, as of December 31, 2002. The Company is subject to restrictions on paying dividends to holders of common stock under terms of the debt agreements.

The Company paid interest of $3,593,000, $2,602,000 and $1,732,000 during 2000, 2001 and 2002, respectively.

4. Preferred Stock and Warrants

The following summarizes the transactions related to the warrants since their date of issuance (in thousands).

	Warrants
	Series A	Series A-1	Series A-2	Series B

Balance at January 1, 1997	$1,400	$—	$—	$—
Increase in fair value through October 22, 1997	5,759	—	—	—
Amendment and renaming of Series A	(7,159)	2,577	4,582	—
Increase in fair value from October 23, 1997 to December 31, 1997	—	483	—	—
Balance at December 31, 1997 and 1998	—	3,060	4,582	—
Increase in fair value in 1999	—	250	—	—
Issuance of Series B warrants	—	—	—	1,970
Balance at December 31, 1999	—	3,310	4,582	1,970

Increase in fair value in 2000	—	4,600	—	—
Balance at December 31, 2000	—	7,910	4,582	1,970

Decrease in fair value in 2001	—	(3,619)	—	—
Cumulative effect of adopting EITF 00-19 on June 30, 2001	—	—	3,047	3,019
Balance at December 31, 2001	—	4,291	7,629	4,989

Decrease in fair value in 2002	—	(2,670)	(4,740)	(3,190)
Balance at December 31, 2002	$—	$1,621	$2,889	$1,799

Shares issuable under the terms of the warrants for the periods presented:

	Series A-1	Series A-2	Series B

December 31, 1998	1,034,000	1,838,300	—
December 31, 1999	1,034,000	1,838,300	1,313,000
December 31, 2000	1,034,000	1,838,300	1,313,000
December 31, 2001	1,034,000	1,838,300	1,313,000
December 31, 2002	1,128,678	2,006,538	1,313,000

In 1996, in connection with an acquisition, the Company issued the Series A subordinated notes with a face amount of $3,500,000 (paid off in August 2001 – see Note 3), 4,000 shares of non-voting Series A redeemable preferred stock (the Series A Preferred Stock) with a face value of $4,000,000, and warrants to purchase 2,872,300 shares of the Company’s common stock (the Series A warrants) for aggregate proceeds of $7,500,000. The proceeds were allocated to the subordinated notes ($3,352,000), Series A Preferred Stock ($2,748,000) and Series A warrants ($1,400,000) based on the instruments’ fair values.

In October 1997, the Company and the holder of certain Series A warrants to purchase 1,838,300 shares of the Company’s common stock agreed to eliminate the holder’s right to put the warrants to the Company for cash. The Series A warrants to purchase 1,034,000 shares (which were not amended) and the Series A warrants to purchase 1,838,300 shares (which were amended) are referred to as the “Series A-1 warrants” and the “Series A-2 warrants,” respectively.

In 1999, in connection with the purchase of DML, the Company issued the Series B subordinated notes with a face amount of $4,000,000 and warrants to purchase 1,313,000 shares of the Company’s common stock subject to certain increases and reductions described below (the Series B warrants) for aggregate proceeds of $4,000,000. The proceeds were allocated to the subordinated notes ($2,030,000) and Series B warrants ($1,970,000) based on the respective instruments’ fair value.

Series A-1 Warrants

At December 31, 1999, the Company had reserved 1,034,000 shares that were issuable under the terms of the Series A-1 warrants. The Series A-1 warrants contained a put option allowing the holder, beginning in July 2001, to sell the warrants to the Company at the greater of the fair value of the underlying Company’s common stock or an amount based on a multiple of cash flow (as defined in the agreement) (the Put Option). The Series A-1 warrants had an exercise price of $0.0001 per share, were exercisable at any time after July 2001 or the occurrence of an IPO, a merger or consolidation, a sale of substantially all assets or an event of default (such terms are specified in the agreement, collectively referred to as the Triggering Event) and will expire generally in July 2007. The Series A-1 warrants were classified as liabilities in the accompanying balance sheets since they gave the holder a choice of settlement in either cash or common stock. Increases or decreases in the fair value of the Series A-1 warrants were recorded as increases or decreases in the liability and charged to earnings in the period of change. The warrants are redeemable by the holders for cash upon the occurrence of a Triggering Event for the greater of the fair value of the underlying Company’s common stock or an amount based on a multiple of cash flows as defined by the agreement.

On December 28, 2000, the Company and the holder of the Series A-1 warrants agreed to eliminate the Put Option. Under the revised terms of the Series A-1 warrants, effective July 2002, the number of the Company’s shares of common stock issuable increases each quarter as defined by the agreement. Effective with the amendment, the Company was required to account for the Series A-1 warrants in accordance with EITF 00-19 and, as a result of the inclusion of the Triggering Event, they continue to be treated as liabilities.

Series A-2 Warrants

In October 1997, the Company and the holder of the Series A-2 warrants to purchase 1,838,300 shares of the Company’s common stock agreed to eliminate the holder’s right to put the warrants to the Company for cash. The Series A-2 warrants, were valued at their fair value, $4,582,000, on the date of amendment. The Series A-2 warrants have an exercise price of $0.0001 per share, are exercisable at any time after July 2001 or the occurrence of a Triggering Event (as defined above in discussion of Series A-1 warrants) and will expire generally in July 2007. Under the terms of the Series A-2 warrants, effective July 2002, the number of the Company’s shares of common stock issuable increases each quarter as defined by the agreement. The warrants are redeemable by the holders for cash upon the occurrence of a Triggering Event for the greater of the fair value of the underlying Company’s common stock or an amount based on a multiple of cash flows as defined by the agreement.

The Company adopted EITF 00-19 on June 30, 2001. This resulted in the Series A-2 warrants being classified as liabilities and marked to their fair value. See Note 1 for a discussion of the impact of the adoption and the subsequent accounting treatment.

Series B Warrants

In July 1999, the Company issued Series B subordinated notes and warrants to purchase 1,313,000 shares of the Company’s common stock. The Series B warrants were valued at $1,970,000 on the date of issuance. The Series B warrants have an exercise price of $0.0001 per share, are exercisable at any time after July 2004 or the occurrence of a Triggering Event (as defined above in the discussion of Series A-1 warrants) and will expire generally in July 2009. The Series B warrants are redeemable by the holders for cash upon the occurrence of a Triggering Event for the greater of the fair value of the underlying Company’s common stock or an amount based on a multiple of cash flows as defined in the agreement. Under the terms of the Series B warrants, effective July 2004, the number of the Company’s common shares issuable increases each quarter as defined by the agreement.

The Company adopted EITF 00-19 on June 30, 2001. This resulted in the Series B warrants being classified as liabilities and marked to their fair value. See Note 1 for a discussion of the impact of the adoption and the subsequent accounting treatment.

Redeemable Preferred Stock

In 1996, in connection with an acquisition, the Company issued 4,000 shares of Series A Preferred Stock with a face value of $4,000,000 and a fair value of $2,748,000. The $1,252,000 related discount was accreted as a charge to retained earnings through July 2001 using the interest method. The Series A Preferred Stock originally required annual dividend payments of 8% and a redemption in July 2002. In October 1997, the Company and the holders of the Series A Preferred Stock agreed to increase the stated annual dividend payment, which is payable quarterly, to 16% effective July 2002 and to eliminate the mandatory redemption requirement except upon a change of control, a sale of substantially all assets or an initial public offering.  The dividends payable on September 30 and December 31, 2002 were paid in the form of additional shares of Series A Preferred Stock of 160 and 166 shares, respectively.  The shares were issued at a face value of $1,000 per share.

5. Income Taxes

Deferred taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2001 and 2002 are as follows (in thousands):

	2001	2002
Deferred tax assets:
Accrued pension benefits	$292	$389
Compensation accrual	302	430
Accrued other liabilities	723	245
Inventory	777	791
Net operating loss and capital loss carryforwards	909	1,975
Total deferred tax assets before valuation allowance	3,003	3,830
Less valuation allowance	(909)	(1,302)
Total deferred tax assets	2,094	2,528

Deferred tax liabilities:
Intangible assets	2,518	2,294
Depreciation	651	605
Other	157	67
Total deferred tax liabilities	3,326	2,966
Net deferred tax liability	$(1,232)	$(438)

Components of the provisions for income taxes for continuing operations are as follows (in thousands):

	2000	2001	2002
Continuing operations:
Current:
Federal	$3,406	$3,583	$1,050
State	450	448	(138)
Foreign	—	9	—
Total current	3,856	4,040	912

Deferred:
Federal	(334)	(335)	(629)
Sate	(29)	(43)	(72)
Foreign	—	—	12
Total deferred	(363)	(378)	(689)
Total income tax provision from continuing operations	$3,493	$3,662	$223

Discontinued operations	$213	$58	$(5,022)

In 2001, a valuation allowance of $909,000 was recognized for the net deferred tax assets related principally to the net operating loss carryforwards (NOL’s) of DML. The use of these NOL’s is limited to future taxable income of DML, which the Company held for sale at December 31, 2002.  While the NOL’s have no expiration date, the Company does not anticipate their realization.

In 2002, a valuation allowance of $393,000 was recognized on a portion of the net deferred tax asset related to a capital loss carryforward.

The Company has state NOL’s of $2,091,000 that expire 2014.

The Company paid income taxes of $3,494,000, $4,415,000 and $75,000 in 2000, 2001 and 2002, respectively.

The Company’s provision for income taxes from continuing operations differed from the amount computed by applying the statutory income tax rate to income (loss) as follows:

	2000	2001	2002

Computed at the federal statutory	34.0%	34.0%	34.0%
Amortization	16.5	5.0	0.8
Warrant expense	40.0	(9.2)	(33.9)
State income tax, net of federal tax benefits	7.6	1.9	(0.5)
R&D credit	—	(1.1)	—
Foreign sales related and other	(8.8)	(3.3)	1.7
	89.3%	27.3%	2.1%

6. Benefit Plans

Defined Benefit Pension Plan

The Company has an obligation under a defined benefit pension plan, which existed before the date of the acquisition of its subsidiary in Whippany, New Jersey and covers certain of its employees. The benefits of the plan were frozen in 1993. The plan assets are invested in equity and fixed income funds.

	Year ended December 31
	2001	2002
	(In Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,857	$2,020
Interest cost	140	153
Actuarial loss	138	295
Benefits paid	(115)	(122)
Benefit obligation at end of year	$2,020	$2,346

Change in plan assets:
Fair value of plan assets at beginning of year	$1,198	$1,182
Actual return on plan assets	(152)	(116)
Company contributions	251	296
Benefits paid	(115)	(122)
Fair value of plan assets at end of year	$1,182	$1,240

Under funded status of the plan	$(838)	$(1,106)
Unrecognized net actuarial loss	509	998
Accrued benefit cost	$(329)	$(108)

Amounts recognized for pension benefits in the consolidated balance sheet consist of:
Pension liability	$(838)	$(1,106)
Accumulated other comprehensive loss (pretax)	509	998
Net amount recognized	$(329)	$(108)

	2000	2001	2002
Components of net periodic cost:
Interest cost	$139	$140	$153
Expected return on plan assets	(102)	(108)	(104)
Net loss recognition	—	—	27
Benefit cost	$37	$32	$76

The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% and 6.75% as of December 31, 2001 and 2002, respectively. The expected long-term rate of return on assets used in determining the pension expense was 9% and 8.5% in 2001 and 2002, respectively.

401(k) Plans

The Company maintains 401(k) plans for the benefit of substantially all employees. The Company matches up to 7% of the employees’ compensation, as defined. The Company contributed $962,000, $891,000 and $704,000 in 2000, 2001 and 2002, respectively.  Effective September 1, 2002, the Company suspended the 401(k) company match.

Management Incentive Program

The Company maintains an executive bonus program known as the Integrated Operating Company Cash Bonus Incentive Plan.  The plan provides for bonus payments to executives based on business performance.  Awards under the program are made at the discretion of the Compensation Committee of the Company’s Board of Directors.  In connection with this plan, the Company recorded bonus expense of $2,820,000, $405,000 and $950,000 in 2000, 2001, and 2002, respectively.  The 2000 and 2001 bonus payments were made in March 2001 and March 2002, respectively.  The Compensation Committee has established that the payment date for the 2002 bonus payments be no later than December 31, 2004.  The bonus payment has been classified within Other long term liabilities in the accompanying Consolidated Balance Sheet at December 31, 2002, accordingly.

7. Leases

Future minimum lease payments under various non-cancelable building operating leases and equipment capital leases that have initial or remaining terms in excess of one year are as follows as of December 31, 2002 (in thousands):

	Operating	Capital

2003	$851	$45
2004	799	45
2005	803	45
2006	849	38
2007	865	—
Thereafter	3,423	—
Future minimum lease payments	7,590	173
Amount representing interest	—	(26)
Present value of net minimum lease payments	$7,590	$147

The obligations under capital leases of $34,000 and $113,000 are recorded in Other accrued expenses and Other long term liabilities, respectively. The net book value of the assets related to the capital leases was $141,000 at December 31, 2002. The amortization of the assets recorded under capital leases is included in depreciation expense.

Rent expense was approximately $961,000, $1,512,000 and $1,383,000 in 2000, 2001 and 2002, respectively.

8. Commitments and Contingencies

As a result of liabilities assumed by MCE/KDI Corporation (formerly, KDI/Triangle Corporation) (KDI), in connection with the acquisition of the KDI business in 1996, KDI was named as a potentially responsible party liable for cleanup of an environmental matter. While applicable law provides for joint and several liability on each responsible party, the Company’s contribution to contamination at the site was believed to be small and government agencies and courts often impose liability in an amount reasonably related to the amount of waste contributed by a party. KDI and other potentially responsible parties negotiated with the New Jersey Department of Environmental Protection to resolve their respective financial responsibility for the matter. In 2002, the Company resolved the matter and paid $226,000 related to the settlement, which approximated accruals previously recorded.

The Company is not currently a party to any other material legal proceedings. However, the Company may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

9. Stock Option Plans

1996 Stock Option Plan

In December 1996, the Company granted an option to acquire 1,104,700 shares of common stock with an exercise price of $0.649 per share pursuant to the Company’s 1996 stock option plan. The exercise price of the shares under the option was equal to 110% of the estimated fair value of the Company’s common stock on the date of grant. The option vests and becomes exercisable only in the event that specified rates of return on investments are achieved by the Company’s shareholders through certain events including an initial public offering.  As such, the stock option was not exercisable at any time through or at December 31, 2002. The Company will record compensation expense for the above stock option based on the difference between its exercise price and the fair market value of the Company’s common stock on the date the option becomes exercisable.  The option, which originally was set to expire in December 2001, was extended in 2001 and expires in December 2004.

Effective July 20, 2000, the Company’s Board of Directors amended the 1996 stock option plan to provide that no further options are available for grant thereunder.

2000 Stock Option Plan

The Company’s 2000 stock incentive plan was adopted by the Company’s board of directors in July 2000 and approved by the shareholders in August 2000. The aggregate number of shares of common stock reserved for issuance under the 2000 stock incentive plan is 6,600,000 shares.

Options granted under the 2000 stock incentive plan may be either options intended to qualify as incentive stock options under the Internal Revenue Code, or non-qualified stock options. The 2000 stock incentive plan also permits the granting of stock appreciation rights in connection with the grant of stock options, and the grant of restricted stock awards, performance shares and annual incentive awards. Stock options and stock awards may be granted under the 2000 stock incentive plan to all employees and non-employee directors and consultants to the Company.

The Company’s Compensation Committee administers the 2000 stock incentive plan. The compensation committee has the authority to determine exercise prices applicable to the option, the eligible employees, directors and consultants to whom options may be granted, the number of shares of common stock subject to each option and the extent to which options may be exercisable. The compensation committee also has the authority to determine the recipients and the terms of grants of stock appreciation rights, restricted stock awards, performance share awards and annual incentive awards under the 2000 stock incentive plan.

In 2001, grants totaling 3,436,000 shares were issued under the 2000 stock incentive plan.  All options granted in 2001 are non-qualified stock options exercisable at $10.00 per share.  Stock options were only granted to employees and directors.  Options granted in 2001 vest over a four-year period.  No grants were issued in 2002.  Approximately 765,000 shares have been forfeited since issuance in 2001.  At December 31, 2002, 2,671,000 options were outstanding under this plan of which 668,000 were exercisable.  The remaining contract life on the outstanding options is approximately nine years.

10. Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. Direct sales to Lucent for 2000, 2001, and 2002 approximated 16.9%, 10.1%, and 5.8%, respectively, of total net sales.

Sales to customers by geographic area are as follows:

	2000	2001	2002

United States	77%	74%	73%
Europe	14%	17%	15%
Asia	5%	6%	10%
Other	4%	3%	2%

11. Shareholders’ Equity

The Company has outstanding certain financial instruments that can be converted into its Common Stock. The following table outlines as of December 31, 2000, 2001 and 2002, the total shares outstanding assuming conversion of these instruments. Options granted under the 2000 stock option plan in 2001 are excluded from this table as the option exercise price is in excess of the estimated market value of the Company’s common stock.

December 31

	2000	2001	2002

Common Stock outstanding	21,100,480	21,075,180	21,001,455
Series A-1 Warrants	1,034,000	1,034,000	1,128,678
Series A-2 Warrants	1,838,300	1,838,300	2,006,538
Series B Warrants	1,313,000	1,313,000	1,313,000
1996 Option Plan	1,104,700	1,104,700	1,104,700
	26,390,480	26,365,180	26,554,371

12. Restructuring and Impairment

In the fourth quarter of 1999, the Company adopted a restructuring plan to streamline its Whippany, New Jersey operation and improve future operating performance. Product line profit trends indicated that several component products manufactured at the facility were not achieving satisfactory financial results. The closing of a leased satellite production facility and a work force resulted in the reduction of approximately 35% of the personnel at the Whippany operation.

In 2000, the Company was awarded a substantial multi-year contract for a product the Company had not previously produced. In December 2000, based on this contract, management decided to re-open the closed satellite facility and to retain certain employees previously planned for separation. As a result of this positive development in the marketplace, the Company concluded that the remaining actions of the restructuring plan would not be completed and therefore the remaining reserve of $496,000 was eliminated and recorded as a restructuring credit in the fourth quarter of 2000.

In 2002, the Company decided to close the central Engineering Design Center (EDC) located in Germantown, Maryland.  The market demand for products developed at the facility did not materialize as had been anticipated.  The operation was closed in September 2002. A restructuring charge associated with the EDC closure of $268,000 is included in the Consolidated Statement of Operations for the year ended December 31, 2002.  The charge reflects primarily the costs associated with future lease obligations on the facility in Germantown of $165,000 and the impairment of leasehold improvements at the location of $94,000.

13. Subsequent Event

On March 11, 2003, the Company signed a letter of intent for a merger transaction.  The letter of intent includes an exclusivity period that extends through May 30, 2003.  The transaction is subject to customary due diligence and negotiation of a definitive agreement.  The letter of intent also includes a break-up fee contingency from the Company, which the Company does not believe will be material.